Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-266391) on Form F-3 and (Nos. 333-240248, 333-228053, 333-217073, 333-208728, 333-199835, 333-191625, 333-185538 and 333-178186) on Form S-8 of our report dated March 4, 2022, with respect to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A.

/s/ KPMG Auditores, S.L.

Madrid, Spain
March 1, 2024